                                                                    Exhibit 10.2

                               GlobalOptions, Inc.
                               1615 L Street, N.W.
                                    Suite 300
                              Washington, DC 20036

January 29, 2004

Dr. Harvey W. Schiller
121 E. 64th Street
Suite 55
New York, NY 10021

Dear Harvey:

          This  letter  sets forth our  agreement  on matters  relating  to your employment and becoming a member of the Board of Directors  with  GlobalOptions,
Inc. (the "Company").

          1 . EMPLOYMENT,  TERM. The Company agrees to employ you and you hereby agree to be employed as an executive officer with the specific title of Chairman and to serve as a member of the Board of Directors (the "Board") and Chairman of
the Board.  Your  employment  shall commence on or before  February 1, 2004 (the
"Commencement  Date"),  and you agree to accept the appointment to the Board and upon the vote of the shareholders,  the appointment as the Chairman of the Board on about February 1, 2004 (the "Effective  Date"). As Chairman of the Board, you
shall report to the Board and shall have such  responsibilities and perform such duties  appropriate to such position as the Board shall determine.  Your initial responsibilities  shall be (i) to develop new business for the Company;  (ii) to develop  new  sources  of  capital  for the  Company,  (iii)  to  redevelop  and reengineer the Company's business  strategy;  and (iv) to establish an office in

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the city of New York for the  Company,  and it is agreed that the Company  shall provide such office space within 90 days from the  Commencement  Date. You shall devote a substantial  amount of your working time and efforts to the business of the Company,  and the Company accepts and supports your continued  participation in the non-Company activities set forth on Exhibit A attached hereto, as well as future  non-competitive  activities,  subject to Board approval,  which approval shall not unreasonably be withheld. The initial term of your employment with the
Company  shall be for a period of three (3) years (the "Term of  Employment"  or
"Term"),  commencing upon the Commencement Date. The Term of Employment shall be automatically  renewed for  successive  one-year  periods after the initial Term unless the Company or you give notice to the other at least 60 days prior to the otherwise  scheduled  expiration of the Term that it or you, as the case may be, do not want the Term to continue beyond such scheduled expiration.

          2. SALARY. Your salary shall be at the annual rate of $200,000 payable in accordance with the normal payroll practices of the Company.  Thereafter, you shall be entitled to an annual merit  salary  increase to be  determined  by the
Compensation  Committee of the Board (the  "Compensation  Committee"),  based on annual reviews and Company performance.

          3. INCENTIVES.

               A. ANNUAL  BONUS.  In addition to your salary,  you shall have an annual  performance  bonus  opportunity equal to at least [4] times your salary, payable in the form of  cash,  equity or a  combination  of cash and equity that will be  competitive  in the  marketplace,  as  determined  by the  compensation committee of the Company. The annual performance bonus opportunity,  after 2004, will be based on your achieving  pre-determined  target performance  objectives, established by written agreement between you, the Compensation Committee and the
Board of Directors at the  beginning of each  calendar  year and assessed by the

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Compensation  Committee at the end of each calendar  year.  All bonuses shall be paid not later than sixty (60) days following the end of the applicable  year in which such  bonuses are earned.  The  performance  bonus for 2004 shall be based upon achieving certain goals in raising,  financing and generating  revenues (as set forth in Schedule A to Exhibit B, attached  hereto.) The  performance  bonus for 2004  shall be in the form of a grant  of  stock  options  effective  on the
Commencement Date, which is attached hereto as Exhibit B, representing the right to purchase up to seven hundred and fifty thousand shares of the common stock of the Company  ("Common  Stock")  pursuant to the Global Options,  Inc. 2002 Stock
Option Plan ("Stock Option Plan"),  which is attached  hereto as Exhibit C, at a price of $0.35 per share (the "Performance Stock Options"). Subject to the terms and  conditions  of Sections 6, 7, 8, 9, and 10 of this  Agreement,  the vesting period for the  Performance  Stock Options shall have a vesting  period of three
(3)  years,  and on each  monthly  anniversary  of the  Commencement  Date,  one thirty-sixth of the Performance Stock Options shall vest, provided, however, the vesting  period may be  accelerated  upon  achieving  certain goals set forth in
Exhibit B, attached.

               B. LONG TERM INCENTIVES.  You shall be entitled to participate in all  long-term  incentive  plans and  programs  for  executive  officers  of the
Company, as determined by the Compensation Committee.

          4. SIGN-ON  OPTION GRANT.  Upon your  execution of this Agreement (the
"Effective  Date"),  the  Company  will  grant  to  you  options  (the  "Sign-on
Options"),  attached  hereto as Exhibit D, to purchase  seven  hundred and fifty thousand  (750,000)  shares of Common  Stock with an exercise  price of $.35 per share pursuant to the Stock Option Plan,  representing  approximately  5% of the outstanding shares of Common Stock on a fully diluted basis, as of the Effective
Date.  Subject to the terms and conditions of Sections 6, 7, 8, 9 and 10 of this

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Agreement,  the Sign-on Options shall have a vesting period of three years,  and on each monthly  anniversary  of the Effective  Date,  one  thirty-sixth  of the
Sign-on Options shall vest.

          5.   EMPLOYEE BENEFITS-  BUSINESS  EXPENSES.  You shall be entitled to participate in all employee benefit plans and programs offered by the Company to its senior management from time to time in effect,  including  reimbursement for parking  in an  amount  not to exceed  $500 per  month,  401(k)  plans and group insurance plans such as life, disability, health, medical and dental, subject to the provisions of such plans and programs from time to time in effect. You shall be  entitled  to four (4) weeks of paid  vacation  each year,  accrued  monthly.
Unused vacation days at the end of a calendar year will not be accrued or rolled forward into subsequent  years. The Company will reimburse you for all customary and reasonable  travel and business  expenses incurred by you in the performance of your duties according to normal corporate policy and agreed-upon budgets.

          6.   TERMINATION   OF  EMPLOYMENT.   TERMINATION   DUE  TO  DEATH  AND
               DISABILITY.

               A.  In the  event  that  your  employment  with  the  Company  is terminated  by the  Company  by reason of death or  disability  (as  hereinafter defined) during the Term, you (or, in case of your death,  your estate) shall be entitled to the following:

                    (i)  in  a  lump  sum  within   ninety  (90)  days  of  such
termination  (at your  highest  annualized  rate of salary in effect  during the one-year period ending on the effective date of termination), an amount equal to the salary accrued to the date of termination;

                    (ii) a pro-rata  bonus for the year in which  tear  iination occurs, based on the actual achievement of the predetermined  objectives for the year of  termination  times a  fraction  which is the  number  of days  from the

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beginning  of the  applicable  year to the  date of  termination  of  employment divided by 365 ("Pro-rata Annual Bonus") payable not later than ninety (90) days following the end of the year in which the termination occurred;

                    (iii) if  termination  occurs prior to January 1, 2005,  the
Performance  Stock  Options  will  vest  pro-rata  based  on  attainment  of the performance  goals set forth in  Exhibit B at the end of 2004,  with all  vested options  remaining  exercisable for a period of ninety(90) days from the date of termination of employment;

                    (iv) all vested  options,  including  Sign-on Options and in the case of  termination  following  December 31, 2004,  the  Performance  Stock
Options,  will remain exercisable for a period of ninety (90) days from the date of termination; and all unvested options shall be forfeited and

                    (v) rights under the other benefit plans and programs of the
Company  in  accordance  with the terms of such  plans and  programs  as then in effect.

               B. For purposes of this Agreement,  "Disability"  shall mean your failure by reason of  sickness,  accident or physical  or mental  disability  to substantially  perform the duties and  responsibilities  of your employment with the  Company  for a period  of six (6)  months  in any  period  of  twelve  (12)
consecutive months.

          7.   TERMINATION FOR CAUSE.

               A. The  Company may  terminate  your  employment  at any time for
Cause,  effective  upon the giving of written  notice  describing  the Cause and providing you an opportunity to be heard before the Board,  in which event,  you shall be entitled to the following:

                    (i) your salary at the then current rate through the date of termination;

                    (ii)  participation  in employee  benefit plans and programs shall cease upon the effective  date of  termination  of  employment;  provided, however,  that the Company shall assure that you receive after such  termination all  benefits  provided  by the terms of such plans and  programs or required by law;

                    (iii) unexercised  Performance Stock Options and Options are forfeited on the date of termination, and

                    (iv) if the  Company's  stock is not  publicly  traded on an established exchange on the date of your termination,  the Company shall have an absolute right to buy back any stock purchased by you which you hold on the date of  termination  at the same purchase  price of said stock paid by you or in the case of options, the exercise price .

               B. For purposes of this Agreement, "Cause" shall mean (i) you are convicted of a felony  involving moral  turpitude;  or (ii) in carrying out your duties, you engage in conduct that constitutes  willful gross neglect or willful gross  misconduct  resulting in either case,  in material  economic  harm to the
Company,  unless you believed in good faith that such action or  non-action  was in, or not opposed to, the best interest of the Company.

          8.   TERMINATION  WITHOUT CAUSE OR  TERMINATION  FOR GOOD REASON.

               A. The Company may terminate your employment without Cause or you may terminate  your  employment  hereunder for Good Reason,  effective  upon the giving of  written  notice  thereof  and in the event you are  terminating  your employment  for Good  Reason,  providing  the  Company 15 days to cure such Good
Reason, in which event you shall be entitled to the following:

                    (i) salary through the date of  termination,  payable within ninety (90) days of such termination;

                    (ii) a Pro-rata  Annual  Bonus for the year of  termination, payable not later than ninety (90) days following the end of the year;

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                    (iii) fifty  percent (50%) of the unvested  Sign-on  Options will vest and  become  exercisable  on the date of  termination  with all vested options remaining  exercisable for a period of ninety (90) days from the date of termination and all unvested options being forfeited;

                    (iv) regardless of whether  termination  occurs prior to (or after) January 1, 2005,  vesting of Performance Stock Options will be determined at the end of 2004 in  accordance  with  attainment  of the  goals  set forth in
Schedule A to Exhibit B and

                    (v) other benefits in accordance  with  applicable  plan and programs of the Company.

               B. For purposes of this  Agreement,  "Good Reason" shall mean the occurrence of any of the following events without your consent:  (i) the Company demotes  you from the  officer or  director  positions  referred to in Section 1 hereof  or  materially  diminishes  your  duties,  (ii) you are not  elected  or reelected to the position of Director  and Chairman  (iii) the Company  fails to pay you your salary or bonuses as provided in Sections 2 and 3 after being given a reasonable  opportunity to cure such failure;  (iv) the Company fails to renew your  employment  agreement at the end of the Term; (v) a material  reduction in your base Salary or annual bonus  opportunity as a percentage of Salary;  (vi) a change in the reporting  structure as set forth in Section 1 of this  Agreement;
(vii) the relocation of your  principal  place of employment to a location other than  metropolitan  area of New York City;  (viii) the failure of the Company to obtain  the  assumption  in  writing of its  obligation  to  perform  under this
Agreement  by any  successor  to all or  substantially  all of the assets of the
Company  within  fifteen  (15) days  after the  merger,  consolidation,  sale or similar  transaction;  (ix) a material breach by the Company of any provision of this Agreement; or (x) in the event of a Change of Control (as defined below) of

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the  Company  (except an IPO),  you are not  offered  the same  position  in the
Company, subsequent to the Change of Control.

          9. VOLUNTARY TERMINATION WITHOUT GOOD REASON OR NOTICE OF NON-RENEWAL.
You may terminate your employment hereunder other than for Good Reason effective thirty  (30) days after  giving  written  notice to the  Company or you may give
Notice of Non-Renewal in accordance with Section 1 of this  Agreement,  in which event you shall be entitled to the following:

                    (i) your salary at the then current rate, and

                    (ii)  participation  in employee  benefit  plans shall cease upon the effective date of termination of employment;  provided,  however,  that the Company  shall assure that you receive after such  termination  all benefits provided by the terms of such plans or required by law.

          10.  CHANGE OF CONTROL.

               A. For purposes of this  Agreement,  the term "Change of Control"
shall mean: (i) the sale,  transfer,  exchange,  conveyance or other disposition
(other   than   by   way   of   merger,   consolidation,   recapitalization   or
reorganization),  in  one  or a  series  of  related  transactions,  of  all  or substantially  all of the assets of the Company or more than fifty percent (50%)
of the combined voting power of the  outstanding  securities of the Company held by persons who are  stockholders of the Company on the date hereof to any person or  entity;  (ii)  the  adoption  of a  plan  relating  to  the  liquidation  or dissolution of the Company;  or (iii) a merger or  consolidation  of the Company
with  or  into  another   corporation  or  entity  or  a   recapitalization   or
reorganization  of the Company if,  immediately  upon the  consummation  of such merger,  consolidation,  reorganization or recapitalization,  the holders of the outstanding  voting securities of the Company,  determined  immediately prior to
such  merger,   consolidation,   reorganization  or   recapitalization   do  not

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immediately  thereafter own more than fifty percent (50%) of the combined voting power  of the  merged,  consolidated,  reorganized  or  recapitalized  company's outstanding securities entitled to vote generally in the election of directors.

               B.  Notwithstanding  anything to the contrary in this  Agreement, upon  a  Change  of  Control  of the  Company,  all  stock  options  shall  vest immediately  upon such Change of Control and all performance  conditions for any performance stock options shall be deemed to be met.

               C. In the event that the  aggregate  of all  payments or benefits made or  provided  to,  or that  may be made or  provided  to,  you  under  this
Agreement and under all other plans,  programs and  arrangements  of the Company
(the "AGGREGATE  PAYMENT") is determined to constitute a "parachute payment," as such term is defined in Section  280G(b)(2) of the Internal  Revenue  Code,  the
Company shall pay you,  prior to the time any excise tax imposed by Section 4999 of the  Internal  Revenue  Code  ("EXCISE  TAX") is payable with respect to such
Aggregate  Payment,  an  additional  amount which,  after the  imposition of all income and excise  taxes  thereon,  is equal to the Excise Tax on the  Aggregate
Payment.

          11. NO MITIGATION,  NO OFFSET. In the event of any termination of your employment hereunder,  you shall be under no obligation to seek other employment and except in the event of a termination by the Company for Cause there shall be no offset against amounts or benefits due you under this Agreement on account of any claims asserted by the Company or any remuneration or benefits  attributable to any subsequent employment that you may obtain.

          12. INDEMNIFICATION AND LIABILITY INSURANCE. The Company hereby agrees during,  and after  termination of your employment to indemnify you and hold you harmless,  both during the Term and thereafter,  to the fullest extent permitted

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by law and under the  certificate  of  incorporation  and by-laws of the Company against  and in  respect of any and all  actions,  suits,  proceedings,  claims, demands,  judgments,  costs,  expenses (including  reasonable  attorneys' fees), losses,  amounts paid in settlement to the extent  approved by the Company,  and damages  resulting from your good faith performance of your duties as an officer or director of the Company or any affiliate. The Company shall reimburse you for expenses  incurred  by you in  connection  with any  proceeding  hereunder  upon written request from you for such reimbursement and the submission by you of the appropriate  documentation  associated with these  expenses.  Such request shall include  an  undertaking  by  you  to  repay  the  amount  of  such  advance  or reimbursement  if it shall ultimately be determined that you are not entitled to be indemnified hereunder against such costs and expenses.  The Company shall use commercially  reasonable efforts to obtain and maintain directors' and officers'
liability  insurance  covering you to the same extent as the Company  covers its other officers and directors.

          13. CONFIDENTIALITY.  You agree, during the term of this Agreement and at all  times  thereafter,  to treat as  confidential  and not to  intentionally disclose,  publish  or  otherwise  make  available  to  the  public  or  to  any individual,  firm or  corporation  (other than to an  employee  or  professional advisor of the  Company,  or to your legal  counsel  for the purpose of securing personal  advice),  or use any confidential  material (as hereinafter  defined), except as required in the  performance  of your duties  under this  Agreement or except  when  required to do so by a court of law,  by any  governmental  agency having  supervisory  authority  over  the  business  of  the  Company  or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order you to divulge, disclose or make accessible such information.  You agree that all confidential material is the exclusive property of the Company,  and you agree to return such  material to the Company  promptly

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upon the  termination of your service as an officer and director of the Company.
For purposes hereof, the term "confidential material" shall mean all information concerning  the  products,  projects,  activities,  business  or  affairs of the
Company  acquired by you in the course of  providing  services  to the  Company;
provided,  however,  that the term  "confidential  material"  shall not  include information which (i) becomes generally  available to the public other than as a result of an  unauthorized  disclosure  by you,  (ii) was  available to you on a non-confidential  basis prior to your service with the  Company,  (iii)  becomes available  to you on a  non-confidential  basis  from a  source  other  than the
Company,  provided that such source is not bound by a confidentiality  agreement with  the  Company,  or (iv)  pertains  to your  own  compensation  and  payroll arrangements.

          14.   NONCOMPETITION.   You  agree  that,  in  consideration  of  your
employment  with  the  Company,  you  will  not,  other  than in the  course  of performing your duties hereunder or as agreed by the Company in writing,  during the period of your  employment  with the  Company  and for a one (1) year period thereafter,  engage,  directly  or  indirectly,  whether  as  principal,  agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other  investor  (other than an  investment of not more than (i) five percent  (5%) of the stock or equity of any  corporation  the  capital  stock of which is publicly traded or (ii) five percent (5%) of the ownership  interest of any  limited  partnership  or other  entity) or  otherwise,  with any company or entity (x) that renders any of the services  provided by the company at the time your employment is terminated, (y) that is a customer or (z) that is targeted by the  company to provide  services  pursuant  to its  written  business  plans as approved by the Board of Directors.

          15.  NONSOLICITATION.  You  agree  that for a  period  of one (1) year following the  termination of your  employment  with the Company,  you will not, without the prior  written  consent by the Company,  solicit or entice away,  or

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endeavor to solicit or entice  away,  from the  Company (i) any  customer of the
Company or (ii) any employee of the company or (iii) any corporation, individual or firm in which the  Company is, or has been during the last twelve (12) months of your  employment  with the  Company,  in active  negotiations  in  becoming a customer, either for your own account or for any individual, firm or corporation with which you are associated.

          16.  EQUITABLE  RELIEF.  In the event of a breach by you of any of the provisions of Sections 14 or 15 of this Agreement,  you hereby consent and agree that the Company shall be entitled to seek an  injunction  or similar  equitable relief from any court of competent jurisdiction  restraining you from committing or  continuing  any such  breach or  granting  specific  performance  of any act required  to be  performed  by you under  any of such  provisions,  without  the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.
Nothing herein shall be construed as  prohibiting  the Company from pursuing any other  remedies at law or in equity  which it may have with  respect to any such breach.

          17. LEGAL FEES.  The Company  agrees to pay your  personal  legal fees relating  to,  and upon the  execution  of,  this  Agreement  up to a maximum of
$25,000.

          18.  LOCATION  OF  SERVICES.  The  Company's  headquarters  will be in
Washington  DC. The Company will be opening a New York City office.  You will be expected  to  spend  time in both  offices  as  agreed  by you and the  Board of
Directors.

          19.  STOCK  PURCHASE.  For a  period  of  ninety  (90)  days  from the
Effective Date, you shall have a right to purchase up to two million (2,000,000)
shares of common stock of the Company at a price of $0.50 per share.

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          20. PUT/CALL RIGHTS.  In the event your employment with the Company is terminated  for any  reason  other  than for  Cause,  and if the  Company is not publicly  traded on an  established  stock  exchange at such time,  you (or your estate)  shall have a right to Put to the  Company  any stock of the Company you own at the date of termination, and the Company shall redeem such stock from you at a price equal to fair  market  value;  or, in the event of such  Termination, other than for Cause,  the Company  shall have a right to Call upon you (or your estate)  and you (or your  estate)  shall sell to the  Company  the stock of the
Company  you own at the date of  termination  to the Company at a price equal to fair market  value.  The term fair market value for this Section  shall mean the highest price at which the Company has sold its stock in a bona-fide transaction of more than $5 million dollars with an unaffiliated third party purchaser(s) in the twelve (12) months  preceding the date of  termination.  If no such sale has taken place,  the parties shall mutually agree upon an independent  appraiser to determine such fair market value of the stock. Payment for the stock, under this
Section,  shall be made at the later of (i) one  hundred  and eighty  (180) days from  the date of  termination  or (ii) the  date of  final  fair  market  value appraisal.  In the event a Put is exercised by you (or your estate),  under this
Section,  and if the Company is unable to make full  payment at the date of such
Put exercise due to an unreasonable financial burden to the Company, the Company shall  have  up to  five  years  to  make  payments  to you in  equal  quarterly installments  with interest at the rate equal to prime rate  announced from time to time by Citibank, N.A. ("Interest") Provided, further, the Company shall have a right,  if it is unable to make such quarterly  payment,  to defer one quarter payment  each  year,  until  such time it has  sufficient  capital  to make such payment,  but in no event later than the expiration of the fifth year,  with the deferred payment accruing Interest.

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          21. REPRESENTATIONS AND COVENANTS.

          (a) You  represent  and warrant that you have the free and  unfettered right to enter into this Agreement and to perform your obligations  under it and that  you  know  of no  agreement  between  you and any  other  person,  firm or organization,  or  any  law  or  regulation,  that  would  be  violated  by  the performance of your  obligations  under this Agreement.  You agree that you will not use or disclose any  confidential  or  proprietary  information of any prior employer in the course of  performing  your duties for the Company or any of its
Affiliates.

          (b) The Company  represents  that (i) the execution of this  Agreement and the granting of the benefits and awards  hereunder  have been  authorized by the Company, including, where necessary, by the Board and its Shareholders, (ii)
the execution,  delivery and  performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this  Agreement,  it shall be the valid and binding obligation of the Company  enforceable against it in accordance with its terms,  except to the extent that  enforceability  may be limited by  applicable  bankruptcy,  insolvency  or similar laws  affecting  the enforcement of creditors' rights generally.

          22. SEVERABILITY.  Should any provision of this Agreement be held by a court or arbitration  panel of competent  jurisdiction to be enforceable only if modified,  such holding  shall not affect the validity of the  remainder of this
Agreement,  the balance of which shall  continue to be binding  upon the parties hereto with any such  modification to become a part hereof and treated as though originally set forth in this Agreement.

          23. ENTIRE AGREEMENT. This Agreement contains the entire agreement and
all  the  understandings  and  representations   between  you  and  the  Company
pertaining to the subject matter hereof and supersedes  prior  undertakings  and

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agreements, whether oral or written, if any there be, previously entered into by you and the Company with respect thereto.

          24. SURVIVORSHIP. The respective rights and obligations of the parties hereunder,  including,  without  limitation,  Section  12  (indemnification  and
liability    insurance),    Section    13    (confidentiality),    Section    14
(non-competition); Section 15 (non-solicitation), Section 16 (equitable relief), and  Section  29  (arbitration),  shall  survive  any  expiration  of the  Term, including  expiration  thereof upon your  termination of employment for whatever reason, to the extent necessary to the intended  preservation of such rights and obligations.

          25.  AMENDMENTS.  No  provision  of this  Agreement  may be amended or modified  unless  such  amendment  or  modification  is agreed to in writing and signed by you and by a duly authorized representative of the Company.

          26. NOTICES. Any notice to be given hereunder shall be in writing, and delivered  personally or sent by  telecopier,  by certified  mail return receipt requested,  or overnight courier addressed to the party concerned at the address indicated  below  or at such  other  address  as  such  party  may  subsequently designate by like notice:

          If to the Company:

               GlobalOptions, Inc.
               1615 L Street N.W. Suite 300
               Washington, D.C. 20036
               Attention: Dr. Neil Livingstone
               Telecopier No.: (202) 293-2406

                                       15                           CONFIDENTIAL

          If to you:

              Dr.  Harvey W.  Schiller
              121 E. 64th  Street
              Suite 500
              New York, NY 10021
              Telecopier No.: (212) 327-4716

          27.  WITHHOLDING.  Anything  to  the  contrary  notwithstanding,   all
payments required to be made by the Company hereunder to you shall be subject to withholding  of such  amounts  relating to taxes as the  Company may  reasonably determine it should withhold pursuant to any applicable law or regulation.

          28.  CONSTRUCTION.  The  validity,  interpretation,  construction  and performance of this  Agreement  shall be governed by the laws of the District of
Columbia  applicable  in the case of agreements  made and entirely  performed in such jurisdiction, without regard to conflict of law principles.

          29.  ARBITRATION.  Any controversy or claim arising out of or relating to this  Agreement,  your  employment or termination  thereof  shall,  except as provided in Section 16 hereof,  be settled by arbitration in accordance with the
Commercial  Arbitration  Rules of the American  Arbitration  Association then in effect and judgment upon such award rendered by the arbitrator  maybe entered in any court  having  jurisdiction  thereof  The  arbitration  shall be held in the
District of Columbia.

          30.  ASSIGNABILITY;  BINDING  NATURE.  This Agreement shall be binding upon and inure to the benefit of the Parties  and their  respective  successors, heirs and  assigns.  For purposes of this Section 30, a successor to the Company shall be limited to an entity which shall have acquired all or substantially all

                                       16                           CONFIDENTIAL

of the business and/or assets of the Company and shall have assumed  (whether by agreement or operation of law) the Company's  rights and obligations  under this
Agreement.  None of your  rights or  obligations  under  this  Agreement  may be assigned  or  transferred  by you other  than your  rights to  compensation  and benefits,  which  may  be  transferred  only  by  will,  operation  of law or in accordance with Section 31 below.

          31.  BENEFICIARIES/REFERENCES.  You shall be  entitled,  to the extent permitted  under  applicable  plans,  agreements  or law, to select and change a beneficiary or  beneficiaries  to receive any  compensation  or benefit  payable hereunder  following your death by giving the Company written notice thereof. In the  event  of your  death or a  judicial  determination  of your  incompetence, reference in this Agreement to you shall be deemed, where appropriate,  to refer to your beneficiary, estate or legal representative.

          32.  COUNTERPARTS.  This  Agreement  may be executed in  counterparts, including by facsimile,  all of WHICH  together  shall  constitute one agreement binding on the parties  hereto,  notwithstanding  that all such  parties are not signatories to the original or the same counterpart.

                                     * * *

                                       17                           CONFIDENTIAL

          If the foregoing accurately sets forth our agreement,  please indicate your  acceptance  hereof by signing the enclosed  counterpart of this letter and return such counterpart to the Company.

                                Very truly yours,

                                GlobalOptions, Inc.

                                By: /s/ Neil C. Livingstone
                                   ---------------------------------
                                   Dr. Neil Livingstone
                                   CEO

Agreed and Accepted

on 1/29, 2004

By: /s/ Harvey W. Schiller
   -----------------------
   Dr. harvey W. Schiller

                                       18                           CONFIDENTIAL